Section 16(a) of the Securities Exchange Act of 1934 requires the Fund's Managers and officers and persons who own more than ten percent of the Fund's outstanding interests and certain officers and directors of the Fund's investment advisers (collectively, "Section 16 reporting persons") to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of Fund interests. Section 16 reporting persons are required by SEC regulations to furnish the Fund with copies of all Section 16(a) forms they file. To the Fund's knowledge, based solely on a review of the copies of such reports furnished to the Fund and on representations made, all Section 16 reporting persons complied with all Section
16(a) filing requirements applicable to them for the year ended March 31, 2008, except that Sandra DeGaray, appointed
Principal Financial Officer and Treasurer in 2007, had not filed such reports due to an administrative oversight. An
Initial Statement of Beneficial Ownership of Securities on
Form 3 showing no ownership of Fund interests by this individual has been filed with the SEC.